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                          VALERA PHARMACEUTICALS, INC.
                                 7 Clarke Drive
                           Cranbury, New Jersey 08512
                                 (609) 235-3000


January 30, 2006

Via EDGAR and Facsimile
-----------------------

United States Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 6010
100 F. Street, NE
Washington, D.C. 20549

Attention Jeffrey Riedler, Esq., Assistant Director:


      Re: Valera Pharmaceuticals, Inc.
          Registration Statement on Form S-1
          Commission File No. 333-123288
          ------------------------------


Dear Mr. Riedler,

         Valera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby requests, pursuant to Rule 461 under the Securities Act of 1933, as amended, that the effective date of the Company's Registration Statement on Form S-1 (as amended, the "Registration Statement") be accelerated so that the Company's Registration Statement will become effective, pursuant to Rule 430A, at 3:00 p.m. Washington, DC time on February 1, 2006, or as soon thereafter as practicable.


                                 Sincerely,

                                 /s/ Andrew T. Drechsler
                                 -----------------------
                                 Andrew T. Drechsler
                                 Chief Financial Officer